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                                                           EXHIBIT NO. 99.10(a)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 51 to Registration Statement No. 33-7638 on form N-1A of our report dated October 20, 2006 relating the financial statements and financial highlights of MFS Cash Reserve Fund, appearing in the Annual Report on Form N-CSR of MFS Series Trust I for the year ended August 31, 2006, and to the references to us under the headings "Financial Highlights" in the Prospectus, and "Independent Registered Public Accounting Firm and Financial Statements" in the Statement of Additional Information, of which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
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Deloitte & Touche LLP

Boston, Massachusetts
October 23, 2006